SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2006

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 5.02

On June 16, 2006, Intelsat, Ltd. and Intelsat Holdings, Ltd. entered into an Amendment and Acknowledgment, referred to as the Amendment, with Conny Kullman, Chairman of Intelsat, Ltd. and Intelsat Holdings, Ltd., which amends the terms of Mr. Kullman’s employment agreement, dated January 28, 2005, with Intelsat Holdings, Ltd., and Intelsat (Bermuda), Ltd., as amended on June 21, 2005 (referred to as the Employment Agreement). Under the terms of the Amendment, among other things, Mr. Kullman will resign his position as Chairman of Intelsat, Ltd. and Intelsat Holdings, Ltd. as of the earlier of August 31, 2006 or the date that each company elects a new Chairman of the Board, and from all employment with both companies as of August 31, 2006.

Pursuant to the Amendment, the restricted shares of Intelsat Holdings, Ltd. common stock granted to Mr. Kullman pursuant to the Employment Agreement that have not vested in accordance with their terms on or prior to August 31, 2006 will be forfeited. The Amendment provides that Mr. Kullman will continue to receive his base salary and certain employee benefits through August 31, 2006, but will not be eligible for an annual bonus during this period. Mr. Kullman has also agreed to waive his right to severance payments under the Employment Agreement. Instead, he will be entitled upon his resignation to the payments and benefits described below.

On August 31, 2006 (or, if later, the date of the completion of the merger discussed below), Intelsat will purchase the shares of Intelsat Holdings, Ltd. common stock and the vested restricted shares of Intelsat Holdings, Ltd. common stock held by Mr. Kullman (a total of 60,343 shares) for the fair market value of such shares as of the date of the completion of the merger contemplated by the Merger Agreement among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation, dated as of August 28, 2005, as such fair market value is determined by an independent third party valuation firm chosen by Intelsat. The purchase price will be paid to Mr. Kullman in six equal installments on August 31, 2006, 2007, 2008, 2009, 2010 and 2011, and such payments will be made pursuant to an unsecured promissory note executed in favor of Mr. Kullman. If private equity investors cease to hold at least 40% of the equity interests (measured by vote and value) of Intelsat Holdings, Ltd., the purchase described above will be made in full on the later of the first anniversary of such event and January 28, 2008 (and installment payments as described above will continue to be made during the period prior to such full payment). If the merger is not completed, the purchase described above will not occur and such shares will continue to be held by Mr. Kullman in accordance with the terms of the Employment Agreement.

If Mr. Kullman resigns from all employment with Intelsat and its affiliates on August 31, 2006, he will be entitled to (i) a lump sum payment of his benefits under the Intelsat Staff Retirement Plan and the Intelsat Restoration Plan, treating his resignation as a retirement for this purpose, (ii) his benefits under the supplemental executive retirement plan (to be paid six months after his resignation), (iii) a lump sum payment in respect of the deferred cash account provided for in the Employment Agreement, his accrued and unpaid base salary and his accrued and unused vacation and certain fringe benefits, (iv) reimbursement of his reasonable costs relating to his relocation from Bermuda to Switzerland and (v) participation in any retiree medical insurance plan for which he is otherwise eligible. Mr. Kullman will also be entitled to continue certain club memberships following his resignation, provided that he pays all annual dues.

Mr. Kullman also agreed to extend the duration of and clarify the terms of certain non-competition and other restrictive covenants applicable to him pursuant to the terms of the Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2006

INTELSAT, LTD.

By:	/s/ Jeffrey Freimark
Name:	Jeffrey Freimark
Title:	Executive Vice President and Chief Financial Officer